Exhibit 10.4

EXPENSE SUPPORT AND
CONDITIONAL REIMBURSEMENT AGREEMENT

This Expense Support and Conditional Reimbursement Agreement (the “Agreement”) is made this 4th day of October, 2024, by and between Lord Abbett Private Credit Fund, a Delaware statutory trust (the “Fund”), and Lord Abbett Private Credit Advisor LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Fund is a newly organized, externally managed, non-diversified, closed-end management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Fund has retained the Adviser to furnish investment advisory services to the Fund on the terms and conditions set forth in the investment advisory agreement, dated October 4, 2024, entered between the Fund and the Adviser, as may be amended or restated from time to time (the “Investment Advisory Agreement”);

WHEREAS, the Fund and Lord, Abbett & Co. LLC (the “Prior Adviser”) previously entered into an Expense Support and Conditional Reimbursement Agreement, dated February 13, 2024, and the Amended & Restated Expense Support and Conditional Reimbursement Agreement, dated May 20, 2024 (collectively, the “Prior Agreement”), pursuant to which the parties agreed that the Prior Adviser may elect to pay a portion of the Fund’s expenses from time to time;

WHEREAS, the Prior Agreement terminated pursuant to its terms upon the termination of the investment advisory agreement with the Prior Adviser;

WHEREAS, the Prior Agreement provides that expense payments made to the Fund by the Prior Adviser under the Prior Agreement shall remain subject to reimbursement to the Prior Adviser after the termination of the Prior Agreement pursuant to the terms of the Prior Agreement;

WHEREAS, the Fund and the Adviser have determined that it is appropriate and in the best interests of the Fund for the Adviser (i) to pay a portion of the Fund’s Other Operating Expenses (as defined below) to the effect that such expenses do not exceed the Expense Cap (as defined below), and (ii) may elect to pay an additional portion of the Fund’s expenses from time to time, which the Fund will be obligated to reimburse to the Adviser at a later date if certain conditions as set forth herein are met.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.	Adviser’s Expense Payments to the Fund

(a) On a monthly basis, the Adviser shall pay Other Operating Expenses of the Fund on the Fund’s behalf (each such payment, a “Required Expense Payment”) such that Other Operating Expenses of the Fund do not exceed 0.70% (on annualized basis) of the Fund’s net asset value (the “Expense Cap”). For purposes of this Agreement, “Other Operating Expenses” means the Fund’s organizational and offering expenses, professional fees, trustee fees, administration fees, and other general and administrative expenses (including the Fund’s allocable portion of compensation, overhead (including rent, office equipment and utilities) and other expenses incurred by the Administrator (as defined in the Fund’s Registration Statement on Form 10 (the “Registration Statement”) in performing its administrative obligations under the Administration Agreement (as defined in the Registration Statement)), excluding the Fund’s base management and incentive fees owed to the Adviser, financing fees and costs (other than upfront fees on the Fund’s initial credit facility), brokerage commissions, placement agent fees, costs and expenses of distributing and placing the common shares, extraordinary expenses and any interest expenses owed by the Fund, all as determined in accordance with generally accepted accounting principles in the United States. For avoidance of doubt, as applicable, Other Operating Expenses shall also include any reimbursement payments to the Prior Adviser pursuant to the terms of the Prior Agreement, which shall be paid prior to making any Reimbursement Payments (as defined below) under this Agreement.

(b) At such times as the Adviser determines, the Adviser may elect to pay certain additional expenses of the Fund on the Fund’s behalf (each such payment, a “Voluntary Expense Payment” and together with a Required Expense Payment, the “Expense Payments”). In making a Voluntary Expense Payment, the Adviser will designate, as it deems necessary or advisable, what type of expense it is paying (including, whether it is paying organizational or offering expenses); provided that no portion of a Voluntary Expense Payment will be used to pay shareholder servicing and/or distribution fees, if any, of the Fund.

(c) The Adviser’s obligation to make a Required Expense Payment shall automatically become a liability of the Adviser and the Fund’s right to receive a Required Expense Payment shall be an asset of the Fund as of the last calendar day of the applicable quarter. Any Required Expense Payment shall be paid by the Adviser to the Fund in any combination of cash or other immediately available funds and/or offset against amounts due from the Fund to the Adviser or its affiliates no later than the later of (i) forty-five (45) days after such obligation was incurred and (ii) the date such expense is due for payment by the Fund.

(d) The Fund’s right to receive a Voluntary Expense Payment shall be an asset of the Fund upon the Adviser committing in writing to pay the Voluntary Expense Payment. Any Voluntary Expense Payment that the Adviser has committed to pay shall be paid by the Adviser to the Fund in any combination of cash or other immediately available funds no later than forty-five (45) days after such commitment was made in writing, and/or offset against amounts due from the Fund to the Adviser or its affiliates.

2.	Reimbursement of Expense Payments by the Fund

(a) Following any month in which Other Operating Expenses are below the Expense Cap on an annualized basis, the Adviser may be reimbursed (a “Required Reimbursement Payment”) for any Required Expense Payment to the extent that (i) the Other Operating Expenses, inclusive of such Required Reimbursement Payment remain at or below the Expense Cap and (ii) the applicable Required Expense Payment was made no more than three (3) years prior to the Required Reimbursement Payment.

(b) Following any calendar month in which the Fund’s Available Operating Funds (as defined below) exceed the cumulative distributions accrued to the Fund’s shareholders based on distributions declared with respect to record dates occurring in such calendar month (the amount of such excess is referred to herein as “Excess Operating Funds”), the Fund shall pay such Excess Operating Funds, or a portion thereof, in accordance with Sections 2(c) and 2(d), as applicable, to the Adviser until such time as all Voluntary Expense Payments made by the Adviser to the Fund within three (3) years prior to the last business day of such calendar month have been reimbursed (any payments required to be made by the Fund with respect to Voluntary Expense Payments shall be referred to herein as a “Voluntary Reimbursement Payment”, and together with the Required Reimbursement Payments, the “Reimbursement Payments”). For purposes of this Agreement, “Available Operating Funds” means the sum of (i) the Fund’s net investment company taxable income (including net short-term capital gains reduced by net long-term capital losses), (ii) the Fund’s net capital gains (including the excess of net long-term capital gains over net short-term capital losses) and (iii) dividends and other distributions paid to the Fund on account of investments in portfolio companies (to the extent such amounts listed in clause (iii) are not included under clauses (i) and (ii) above).

(c) The amount of the Reimbursement Payment for any calendar month shall equal the lesser of (i) the Excess Operating Funds in such month and (ii) the aggregate amount of all Expense Payments made by the Adviser to the Fund within three (3) years prior to the last business day of such calendar month that have not been previously reimbursed by the Fund to the Adviser; provided that the Adviser may waive its right to receive all or a portion of any Reimbursement Payment in any particular calendar month, in which case such waived amount will remain unreimbursed Expense Payments reimbursable in future months pursuant to the terms of this Agreement.

(d) Notwithstanding anything to the contrary in this Agreement, no Voluntary Reimbursement Payment for any calendar month shall be made if: (i) the Effective Rate of Distributions Per Share declared by the Fund at the time of such Voluntary Reimbursement Payment is less than the Effective Rate of Distributions Per Share at the time the Expense Payment was made to which such Voluntary Reimbursement Payment relates, (ii) the Fund’s Operating Expense Ratio at the time of such Voluntary Reimbursement Payment is greater than the Operating Expense Ratio at the time the Expense Payment was made to which such Voluntary Reimbursement Payment relates, or (iii) the Fund’s Other Operating Expenses at the time of such Voluntary Reimbursement Payment exceeds 0.70% of the Fund’s net asset value. For purposes of the Agreement, “Effective Rate of Distributions Per Share” means the annualized rate (based on a 365 day year) of regular cash distributions per share exclusive of returns of capital, distribution rate reductions due to distribution and shareholder servicing fees, and declared special dividends or special distributions, if any. The “Operating Expense Ratio” is calculated by dividing Operating Expenses, less organizational and offering expenses, base management and incentive fees owed to the Adviser, shareholder servicing and/or distribution fees, and interest expense, by the Fund’s net assets. “Operating Expenses” means all of the Fund’s operating costs and expenses incurred, as determined in accordance with generally accepted accounting principles for investment companies.

(e) The Fund’s obligation to make a Reimbursement Payment shall automatically become a liability of the Fund on the last business day of the applicable calendar month, except to the extent the Adviser has waived its right to receive such payment for the applicable month. The Reimbursement Payment for any calendar month shall be paid by the Fund to the Adviser in any combination of cash or other immediately available funds as promptly as possible following such calendar month and in no event later than forty-five (45) days after the end of such calendar month.

(f) All Reimbursement Payments hereunder shall be deemed to relate to the earliest unreimbursed Expense Payments made by the Adviser to the Fund within three (3) years prior to the last business day of the calendar month in which such Reimbursement Payment obligation is accrued.

3.	Termination and Survival

(a) This Agreement shall become effective as of the date of this Agreement and shall have a one-year term (the “Initial Term”). This Agreement shall renew automatically for successive one-year terms, unless either the Fund or the Adviser determines to terminate it after the Initial Term and so notifies the other party.

(b) This Agreement may be terminated at any time, without the payment of any penalty, by the Fund or the Adviser at any time, with or without notice, provided that any Expense Payments that have not been reimbursed by the Fund to the Adviser will remain the obligation of the Fund following any such termination, subject to the terms of this Agreement.

(c) This Agreement shall automatically terminate in the event of (i) the termination of the Investment Advisory Agreement, (ii) the board of trustees of the Fund makes a determination to dissolve or liquidate the Fund or (iii) upon a quotation or listing of the Fund’s securities on a national securities exchange (including through an initial public offering) or a sale of all or substantially all of the Fund’s assets to, or a merger or other liquidity transaction with, an entity in which the Fund’s shareholders receive shares of a publicly-traded company which continues to be managed by the Adviser or an affiliate thereof.

(d) Sections 3 and 4 of this Agreement shall survive any termination of this Agreement. Notwithstanding anything to the contrary, Section 2 of this Agreement shall survive any termination of this Agreement with respect to any Expense Payments that have not been reimbursed by the Fund to the Adviser.

4.	Miscellaneous

(a) The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(b) This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings, and arrangements with respect to the subject matter hereof.

(c) Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of Delaware. For so long as the Fund is regulated as a business development company under the 1940 Act, this Agreement shall also be construed in accordance with the applicable provisions of the 1940 Act. In such case, to the extent the applicable laws of the State of Delaware or any of the provisions herein conflict with the provisions of the 1940 Act, the latter shall control. Further, nothing in this Agreement shall be deemed to require the Fund to take any action contrary to the Fund’s Declaration of Trust or Bylaws, as each may be amended or restated, or to relieve or deprive the board of trustees of the Fund of its responsibility for and control of the conduct of the affairs of the Fund.

(d) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

(e) The Fund shall not assign this Agreement or any right, interest or benefit under this Agreement without the prior written consent of the Adviser.

(f) This Agreement may be executed in one or more electronic counterparts with the same effect as if each of the Adviser and the Fund had signed the same document. All counterparts shall be construed together and shall constitute one and same instrument. For the avoidance of doubt, execution and delivery of this Agreement by electronic signature and electronic transmission, including via DocuSign or other similar method, shall constitute the execution and delivery of a counterpart of this Agreement by or on behalf of such person and shall bind such person to the terms of this Agreement.

(g) This Agreement may be amended in writing by mutual consent of the parties. This Agreement may be executed by the parties on any number of counterparts, delivery of which may occur by facsimile or as an attachment to an electronic communication, each of which shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

LORD ABBETT PRIVATE CREDIT FUND

By:	/s/ Randolph A. Stuzin
Name:	Randolph A. Stuzin
Title:	Vice President and Assistant Secretary

LORD ABBETT PRIVATE CREDIT ADVISOR LLC

By:	/s/ Randolph A. Stuzin
Name:	Randolph A. Stuzin
Title:	Chief Legal Officer

[Signature Page – Expense Support and Conditional Reimbursement Agreement]